Exhibit 10.4

MCG CAPITAL CORPORATION

2011 SEVERANCE PAY PLAN

Preamble

MCG Capital Corporation, a Delaware corporation, (the “Company”) has established the MCG Capital Corporation 2011 Severance Pay Plan (the “Plan”) to provide Severance Benefits to Participants upon certain eligible terminations of employment after the Effective Date, as further provided herein. This Plan is intended to be a welfare benefit plan within the meaning of Section 3(2) of ERISA. Summary Plan information and a statement of ERISA rights are set forth in Appendix A hereto.

Section 1. Definitions/Construction. The following words and phrases when used in this Plan shall be given the meanings stated below unless different meanings are clearly required by the context in which used. The headings and titles of sections are given solely for convenience of reference and shall not be deemed to modify or affect in any way the text or meaning of the article or section to which appended. Capitalized nouns are used throughout the Plan text for the terms defined by this and other sections. Pronouns, wherever used, shall be deemed to include both plural and singular as well as masculine and feminine.

(a) “Base Salary” means an Eligible Employee’s annualized base salary or wages in effect as of the Separation Date. A “Month’s Base Salary” means Base Salary divided by twelve.

(b) “Beneficiary” has the meaning set forth in Section 7.

(c) “Cause” means the occurrence of any of the following events as determined by the Committee: (A) the Employee’s conviction of, or entering of a guilty plea or plea of “no contest” with respect to, a felony or any crime involving dishonesty or moral turpitude; or (B) the Employee (1) has continually failed to substantially perform his or her duties and obligations with the Company (other than a failure resulting from the Employee’s incapacity due to mental or physical illness), (2) has failed to comply with a lawful instruction of the Company so long as such instruction is consistent with the scope and responsibilities of the Employee’s position, or (3) has willfully engaged in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise, which, in the case of (1) or (2) above, if it is the first instance of such conduct or noncompliance, is not cured within 30 days after a written notice of demand or substantial performance or compliance has been delivered to the Employee specifying the manner in which the Employee has failed to substantially perform or comply (and, if it is any instance of such conduct or noncompliance after the first instance thereof and opportunity to cure, then no such opportunity to cure need be provided with respect to such conduct). For purposes of clause (2) above, no act or failure to act by the Employee shall be considered “willful” unless the Employee has acted or failed to act with an absence of good faith without a reasonable belief that his or her action or failure to act was in the best interests of the Company or any of its affiliates.

(d) “Change in Control” means on and after the Effective Date: (i) any merger or consolidation in which (A) the Company is a constituent party or (B) a subsidiary of the Company is a constituent party, and the Company issues shares of its capital stock pursuant to such merger or consolidation (except, in the case of both clauses (A) and (B) above, any such merger or consolidation involving the Company or a subsidiary in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold immediately following such merger or consolidation at least 51% by voting power of the capital stock of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, of the parent corporation of such surviving or resulting corporation) or (ii) the sale or transfer, in a single transaction or series of transactions, of capital stock representing at least 51% of the voting power of the outstanding capital stock of the Company immediately following such transaction or (iii) the sale of all or substantially all of the assets of the Company, as defined under Section 271 of the Delaware General Corporation Law.

(e) “Code” means the Internal Revenue Code of 1986, as amended, including the Treasury regulations promulgated thereunder.

(f) “Committee” means an officer or group of officers of the Company designated by the compensation committee of the board of directors of the Company to administer this Plan pursuant to Section 4 of this Plan.

(g) “Company” has the meaning set forth in the Preamble. Unless context requires otherwise, “Company,” as used in the Plan, shall mean the Company and any successor to its business and/or assets as aforesaid, including any parent company of the Company or its successor, which assumes and agrees to perform this Plan by operation of law, Change in Control, or otherwise.

(h) “Delayed Payment Date” has the meaning set forth in Section 13(f).

(i) “Effective Date” means August 3, 2011.

(j) “Eligible Employee” means an Employee other than an Employee who (i) is an Executive Employee or (ii) is eligible to participate and receive benefits under the Company’s August 2011 reduction in force, whether by transition or otherwise.

(k) “Employee” means an individual who is employed by the Company and who is on the Company’s payroll as of the Effective Date, including any Employee on an approved leave of absence and Employees who work at least fifty percent (50%) time (i.e., eligible for group benefits).

(l) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m) “Executive Employee” means any Employee who, as of the Effective Date, is party to an employment agreement or employment letter with the Company and who is entitled to receive severance benefits under such agreement or letter in excess of any wages accrued as of any termination of employment or any Employee who is otherwise designated by the Committee as an Executive Employee. An Executive Employee shall not be eligible to participate in the Plan.

(n) “Good Reason” means (i) a “material” reduction in the Eligible Employee’s Base Salary without the Eligible Employee’s consent, it being understood that a reduction of ten percent or greater in the Eligible Employee’s Base Salary shall be deemed material (unless such reduction is implemented by the Company as part of an overall general salary reduction plan among its employees and such reduction to the Eligible Employee’s Base Salary on a percentage basis is equal to or less than the percentage reduction otherwise implemented under such plan) and (ii) a change in the Eligible Employee’s principal place of employment (without the Eligible Employee’s consent) to any location that is outside a 50-mile radius from the office in which the Eligible Employee was employed by the Company immediately prior to the Effective Date. Notwithstanding the above, in order to invoke a resignation for Good Reason, an Eligible Employee must provide written notice to the

Company of the existence of one or more of the conditions described in clauses (i) and (ii) above within 30 days following the initial existence of such condition or conditions, and the Company shall have, in the case of a condition described in (ii), 30 days following receipt of such written notice, and in the case of a condition described in (i), seven days following receipt of such written notice (such period of time, as the case may be, the “Cure Period”) during which it may remedy the condition. In the event that the Company fails to remedy the condition constituting Good Reason during the Cure Period, the Eligible Employee must resign, if at all, within 30 days following the last day of the Cure Period in order for such resignation to be considered a resignation for Good Reason.

(o) “Healthcare Continuation Benefits” means continuation of the group medical, dental, hospitalization and vision benefits coverage provided under the Company’s group medical, dental, hospitalization and vision benefit plans, which may be amended by the Company from time to time (the “Group Health Plans”) provided for the applicable Severance Period set forth in Section 3(a) (unless the Participant becomes eligible for other group healthcare coverage before expiration of the Severance Period, in which case the Healthcare Continuation Benefits under this Plan shall cease as of the date of such eligibility), with the Participant being responsible for payment of the employee portion of the applicable premium based on the active employee rate then currently in effect under the Group Health Plans and the Company being responsible for any remaining portion of the applicable premium. The Group Health Plans will provide benefits to the Participant which are no less favorable than the benefits provided to similarly-situated active employees of the Company. Healthcare Continuation Benefits are contingent upon the Participant’s timely election of COBRA continuation coverage (as permitted by Section 601 et seq. of the Employee Retirement Income Security Act of 1974, as amended, Section 4980B of the Code, and the rules and regulations promulgated thereunder) and the Severance Period shall run concurrent with and offset the remainder of the statutory continuation period under COBRA.

(p) “Participant” has the meaning set forth in Section 2(b). In addition, Eligible Employees who are entitled to Severance Benefits on account of resignation for Good Reason or termination by the Company without Cause following a Change in Control shall be Participants in the Plan. Eligible Employees who are entitled to a benefit pursuant to Section 3(d) on account of voluntary termination are Participants in the Plan for such limited purpose.

(q) “Payment Date” means the first regularly scheduled payroll date following the Eligible Employee’s execution of an effective Release as described in Section 3(e) (including the expiration of any revocation period) on or after the Eligible Employee’s Separation Date, but no later than sixty (60) days following the Separation Date.

(r) “Plan” has the meaning set forth in the Preamble.

(s) “Release” has the meaning set forth in Section 3(e).

(t) “Revocation Period” means the seven (7) day period immediately following the date that the individual signs the Release, within which such individual may revoke his execution of the Release.

(u) “Separation Date” means the date established by the Company for an Eligible Employee to terminate employment pursuant to a termination without Cause, the date the Eligible Employee resigns from employment for Good Reason, the date the Eligible Employee’s employment terminates due to a Change in Control (whether through a termination without Cause or on account of resignation for Good Reason), or the date of an Eligible Employee’s voluntary termination in accordance with Section 3(d), as applicable.

(v) “Separation Pay” has the meaning set forth in Section 3(a)(1).

(w) “Severance Benefits” means the benefits set forth in Sections 3(a)(1) through (3).

(x) “Years of Service” means the twelve (12) month period measured from an Employee’s first day of employment with the Company and each anniversary thereof, adjusted as appropriate to reflect any breaks in service, service as a part-time Employee or service for which the Employee previously received severance pay, determined in accordance with the Company’s standard policies for crediting service.

Section 2. Participation.

(a) All Eligible Employees are eligible to participate in the Plan. If an Eligible Employee resigns employment prior to his Separation Date, he shall cease to be an Eligible Employee and shall have no rights to Severance Benefits under the Plan.

(b) An Eligible Employee who (i) has timely executed a Release, (ii) has not revoked such execution of the Release, and (iii) terminates employment on his designated Separation Date shall be a Participant in the Plan, provided that such Participant status shall cease if the Participant breaches any of the covenants set forth in the Release.

Section 3. Severance Benefits upon Certain Terminations of Employment.

(a) Termination without Cause or Resignation for Good Reason after the Effective Date. If an Eligible Employee’s employment is terminated by the Company without Cause (and other than due to the Eligible Employee’s death) or the Eligible Employee resigns from employment for Good Reason after the Effective Date, as the case may be, the Eligible Employee will, subject to Section 13(f) and the terms and conditions of the Eligible Employee’s Release, be eligible for the Severance Benefits set forth in Sections 3(a)(1) through (3) below:

(1) Payment of Separation Pay in accordance with the chart set forth below, such Separation Pay to be payable in cash in substantially equal payments over the Participant’s applicable Severance Period, on the Company’s regularly-scheduled payroll dates, commencing as of the Payment Date. Notwithstanding the foregoing, payment shall be delayed by application of the six (6)-month Delayed Payment Date to the extent applicable.

Participant’s Number of Years of Service (“Years”) as of the Separation Date	Severance Period	Separation Pay
Less than Three (3) Years	3 Months	3 Month’s Base Salary
Three (3) or more Years, but less than Nine (9) Years	6 Months	6 Month’s Base Salary
Nine (9) or more Years	9 Months	9 Month’s Base Salary

(2) Healthcare Continuation Benefits pursuant to the terms and conditions set forth in the Release.

(3) For the duration of the Severance Period, commencing immediately after the Participant’s Separation Date, the forfeiture restrictions applicable to any shares of restricted stock of the Company awarded to Participant under restricted stock agreements with the Company shall continue to lapse as though the Participant remained employed with the Company during such Severance Period, notwithstanding the terms of any agreement with the Company to the contrary. In connection with each such extended forfeiture lapsing, the Participant shall be responsible for the payment of all applicable taxes, and the Company has the right and discretion to withhold such taxes from any wages payable to the Participant. All other shares of Company restricted stock awarded to Participant under restricted stock agreements that would otherwise be forfeitable as of the end of the Severance Period, however, shall be forfeited to the Company as of the Separation Date, with no further compensation to the Participant.

(b) Termination without Cause or Resignation for Good Reason after a Change in Control. An Eligible Employee whose employment is terminated by the Company without Cause (and other than due to the Eligible Employee’s death) or who resigns from employment for Good Reason, as the case may be, after a Change in Control shall, subject to Section 13(f), and the terms of the Eligible Employee’s Release, be eligible for the Severance Benefits set forth in Sections 3(a)(1) through (3) above. Separation Pay that is payable to a Participant by reason of this Section 3(b) shall be payable in cash in substantially equal payments over the Participant’s applicable Severance Period, on the Company’s regularly-scheduled payroll dates, commencing as of the Payment Date.

(c) Death Benefit. If a Participant entitled to Separation Pay pursuant to Section 3(a) or (b) dies prior to receipt of all or a portion of such Separation Pay, then, the Participant’s Beneficiary will be paid the total amount of the Participant’s unpaid Separation Pay in a lump sum on the 60th day following the Participant’s death, provided that as of such date the Company has received a signed Release from the Beneficiary that is effective as described in Section 3(e).

(d) Voluntary Termination. If an Eligible Employee resigns after the Effective Date, other than a resignation for Good Reason, such Eligible Employee will receive a payment equal to four (4) week’s Base Salary if he provides the Company at least thirty (30) days advance notice of his Separation Date, such weeks’ Base Pay to be paid contingent upon the Eligible Employee’s execution of a Release and paid on the Payment Date. A Participant eligible to receive a benefit pursuant to this Section 3(d) shall not otherwise be eligible for Severance Benefits.

(e) Release. Notwithstanding anything herein to the contrary, in order to receive any of the Severance Benefits set forth in this Section 3, the Eligible Employee or Beneficiary, as applicable, must sign a release of claims against the Company in the form provided to such individual by the Company (the “Release”) and deliver the signed Release to the Company by the due date set forth in the Release and, provided further that such Release shall not be effective or enforceable and, among other things, no Severance Benefits will be paid or provided, unless and until the Revocation Period has expired and to the extent such individual did not revoke his execution of the Release during the Revocation Period.

Section 4. Administration. Except as otherwise expressly provided herein, full power and authority to administer this Plan shall be vested in the Committee, including the power to amend or terminate this Plan, subject to the limitations described in Section 9. The Committee shall have absolute discretionary authority to make all decisions under this Plan, including the authority to: (i) adopt policies and rules of procedure (including distribution procedures) necessary for the administration of the Plan, provided such policies and rules are not inconsistent with the terms of the Plan, (ii) interpret and enforce all provisions of the Plan, (iii) determine all questions with respect to rights of Participants under the Plan, including but not limited to rights of eligibility of an Employee to participate in the Plan, and the amount of Severance Benefits, (iv) review and render decisions with respect to a claim for (or denial of a claim for) Severance Benefits under the Plan, (v) furnish the Company with information which the Company may require for applicable reporting and disclosure provisions of state and Federal laws, including tax, securities or other purposes, (vi) engage the service of counsel (who may, if appropriate, be counsel for the Company), accountants and other third parties whom it may deem advisable to assist it with the performance of its duties hereunder, (vii) receive from the Company and from Participants such information as shall be necessary for the proper administration of the Plan, and (viii) report, as appropriate, to the Company on the operation and status of the Plan. Except as may be required by ERISA, the determinations and interpretations under this Plan of the Committee need not be uniform and may be made by it selectively among Participants (whether or not any Participants are similarly situated). All decisions of the Committee are final, binding and conclusive.

Section 5. Successors. The right to payments pursuant to this Plan is personal to each Participant and, without the prior written consent of the Company, shall not be assignable by a Participant other than by will or the laws of descent and distribution. A Participant’s rights under this Plan shall inure to the benefit of and be enforceable by a Participant’s legal representatives. The Plan shall be binding on the Company’s successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise).

Section 6. No Claim or Right to Plan Participation; No Right to Employment. No Employee or other person shall have any claim or right to be selected as a Participant under this Plan. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any Employee any right to continued employment, nor shall it interfere in any way with the right of the Company to terminate the employment of any Employee at any time.

Section 7. Designation and Change of Beneficiary. In the event of a Participant’s death, the beneficiary designated on file with the Company shall be entitled to receive the remaining amount of Separation Pay, if any, payable under this Plan upon the death of the Participant (each a “Beneficiary”). A Participant may, from time to time, revoke or change his or her Beneficiary without the consent of any prior Beneficiary by filing a written designation with the Company. The last such designation received by the Company shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Company prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If a Participant dies without having designated a Beneficiary, then the Participant’s Beneficiary shall be his or her estate.

Section 8. Payments to Persons Other than the Participant. If the Committee shall find that any person to whom any amount is payable under this Plan is unable to care for his or her affairs because of incapacity, illness or accident, then any payment due to such person (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefor.

Section 9. Termination, Expiration or Amendment of Plan. The Company may amend or terminate the Plan at any time, and for any reason, provided that no amendment which is adverse in any manner to a Participant shall be effective without the written consent of such Participant, except for an amendment required by law. Notwithstanding anything in this Plan to the contrary, Section 13 of this Plan shall survive the termination or expiration of this Plan.

Section 10. Funding. (i) Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under this Plan, (ii) nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Employee, Participant, Beneficiary, legal representative or any other person, (iii) to the extent that any person acquires a right to receive payments from the Company under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company, and (iv) all payments to be made hereunder shall be paid from the general funds of the Company, and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in this Plan. This Plan is not intended to be included in the definitions of “employee pension benefit plan” and/or “pension plan” set forth under section 3(2) of ERISA.

Section 11. Full Settlement. The Company’s obligation to make the payments provided for in this Plan and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim, right or action that the Company or an affiliate may have against a Participant or others. In no event shall a Participant be obligated to seek other employment, or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of this Plan, and such amounts shall not be reduced whether or not the Participant obtains other employment. Notwithstanding the foregoing, the Company’s obligation to provide any Healthcare Continuation Benefits shall be contingent upon the Participant’s payment of any amount otherwise due from the Participant as provided under the Plan and upon the Participant’s continued eligibility for such benefits under COBRA.

Section 12. Claim and Appeal Procedures relating to Severance Benefits.

(a) In General. The claim and appeal procedure relating to Severance Benefits under the Plan shall be administered in accordance with the applicable provisions of Section 503 of ERISA, summarized as follows.

(b) Making a Claim for Benefits: An Employee, Participant or Beneficiary (hereinafter “claimant”) who believes he is entitled to benefits under the Plan that he has not otherwise received must submit a written statement to the Committee (in care of the Company addressed as provided in Section 13(b)), setting forth the nature of his claim for benefits along with any supporting documentation. The claimant will be notified by the Committee within ninety (90) days whether he qualifies for a Severance Benefit.

(c) Denied Claim. If the claimant’s claim is denied, the Committee will send a written or electronic notice of such denial to the claimant. This notice will contain:

(i) The specific reasons for the denial;

(ii) The specific Plan provision(s) on which the denial is based;

(iii) A description of any additional material or information necessary for claimant to perfect the claim;

(iv) An explanation of why such material or information is necessary; and

(v) A description of the Plan’s review procedures and time limits applicable to such procedures, including a statement of claimant’s right to bring a civil action under section 502(a) of ERISA if the Committee denies claimant’s claim on appeal.

(d) Appeal of Denied Claim. If the claimant wishes to appeal a denied claim, the claimant must send a written request to the Committee no later than 60 days after the date the claimant received the notice of denial from the Committee.

The claimant, or his representative, may submit written comments, documents, records and other information relating to the claim, which the Committee will take into account when considering the appeal. In addition, the claimant is entitled to receive from the Committee, without charge, reasonable access to, and copies of, all documents, records and other information: (i) relied on by the Committee in making the determination; (ii) submitted, considered or generated in the course of making the determination; or (iii) that demonstrates the Committee’s compliance with the administrative process and safeguards designed to ensure that the determination is made in accordance with the documents governing the Plan.

The Committee will submit its final decision on the first appeal within 60 days after its receipt of the appeal unless special circumstances require further time for processing. In any case, a decision on the first appeal will be made within a total of 120 days.

The claimant will receive written or electronic notification of the Committee’s determination on appeal. To the extent that the appeal is denied, this notice will include:

(i) The specific reasons for the denial;

(ii) The specific Plan provision(s) on which the denial is based;

(iii) A statement that the claimant is entitled to receive, without charge, reasonable access to, and copies of, all documents, records and other information: (a) relied on by the Committee in making the determination; (b) submitted, considered or generated in the course of making the determination; or (c) that demonstrates compliance with the administrative process and safeguards designed to ensure that the determination is made in accordance with the documents governing the Plan; and

(iv) A statement of claimant’s right to bring a civil action under section 502(a) of ERISA if the Committee denies the appeal.

(e) Exhaustion of Remedies and Limitation. Notwithstanding the foregoing, a claimant shall be required to exhaust the Plan’s claims and appeal procedures before the claimant is entitled to file a lawsuit against the Plan for Severance Benefits. A claimant’s right to bring a lawsuit against the Plan with respect to a denial of Severance Benefits shall lapse on the first anniversary of the date of the final denial from the Committee.

Section 13. Miscellaneous.

(a) For purposes of ERISA, this Plan document shall also serve as the summary plan description.

(b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by nationally recognized overnight courier, addressed as follows:

If to an Eligible Employee:

At his work location or his most recent home address on file at the Company.

If to the Company:

MCG Capital Corporation

1100 Wilson Boulevard, Suite 3000

Arlington, VA 22209

Attention: Tod K. Reichert, General Counsel, Chief Compliance Officer, Senior Vice President &

         Corporate Secretary

Or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(c) Except as provided otherwise herein, no benefit provided under the Plan shall count toward, be substituted in lieu of, or be considered in determining payments or benefits due to a Participant under any other plan, program or agreement of the Company or any affiliate.

(d) The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan.

(e) The Company will withhold from any amounts payable under this Plan such Federal, state, or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(f) It is intended that this Plan shall comply with the provisions of Section 409A of the Code or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception, “separation pay” exception, or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of Section 409A of the Code, each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying the exclusion for certain short-term deferral amounts. All payments to be made upon a termination of employment or resignation under this Plan may, to the extent necessary to avoid the imposition of any penalty taxes on a Participant under Section 409A of the Code, only be made upon a “separation from service” within the meaning of Section 409A of the Code. In no event may the Participant, directly or indirectly, designate the calendar year of any payment under this Plan. Notwithstanding any other provision of this Plan to the contrary, if a Participant is considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Participant’s Separation Date), any payment that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code that is otherwise due to the Participant under this Plan during the six-month period following the Participant’s separation from service (as determined in accordance with Section 409A of the Code) on account of Participant’s separation from service shall be accumulated and paid to the Participant on the first business day of the seventh month following the Participant’s separation from service (the “Delayed Payment Date”). If the Participant dies during such postponement period, the amounts and entitlements delayed on account of Section 409A of the Code shall be paid to the Participant’s Beneficiary or estate, as determined according to the terms and conditions of Section 3(c), on the first to occur of the Delayed Payment Date or 60 days after the date of the Participant’s death, provided that as of such date the Company has received a signed Release from the Beneficiary that is effective as described in Section 3(e). All reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (ii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iii) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

(g) The Participant’s or the Company’s failure to insist upon strict compliance with any provision of this Plan, or the failure to assert any right the Participant or the Company may have hereunder, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

(h) Notwithstanding any other provisions of the Plan to the contrary, to the extent an Employee has a contractual right to severance benefits under a prior agreement(s) with the Company and will receive payment of such other severance benefits after the Effective Date, the Employee will not be eligible for any Severance Benefits under this Plan.

(i) Except to the extent subject to ERISA, the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without reference to the principles of conflict of laws thereof or those of any other jurisdiction which could cause the application of the law of any jurisdiction other than the Commonwealth of Virginia.

APPENDIX A

Summary Plan Information

Plan Name	MCG Capital Corporation 2011 Severance Pay

Plan Number	502

Name, address, and telephone number of Plan Sponsor	MCG Capital Corporation 1100 Wilson Boulevard, Suite 3000 Arlington, VA 22209 (703) 247-7500

Plan Sponsor’s EIN	54-1889518

Plan Year	January 1 – December 31

Plan Type	Health and Welfare Benefit Plan

Plan Administrator	Vice President MCG Capital Corporation 1100 Wilson Boulevard, Suite 3000 Arlington, VA 22209

Type of Administration	Administered by the Company

Funding	Funded by the general assets of the Company.

Agent for Service of Legal Process	General Counsel MCG Capital Corporation 1100 Wilson Boulevard, Suite 3000 Arlington, VA 22209

Statement of ERISA Rights

Your Rights

As a participant in MCG Capital Corporation 2011 Severance Pay Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to the following:

You can examine, without charge, at the plan administrator’s, MCG Capital Corporation’s, corporate office and any other specified location, all documents governing the plan, including a copy of the latest annual report (Form 5500 Series) filed by the plan with the U.S. Department of Labor and available at the Employee Benefits Security Administration.

You can obtain, upon written request to the plan administrator, copies of documents governing the operation of the plan, and copies of the latest annual report (Form 5500 Series) and updated summary plan description. The administrator may make a reasonable charge for the copies.

The plan administrator is required by law to furnish each participant with a copy of the summary of his/her annual financial report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive it within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator.

If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court. In addition, if you disagree with the plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in federal court.

If it should happen that plan fiduciaries misuse the plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim is frivolous.

Assistance with Your Questions

If you have any questions about your plan, you should contact MCG Capital Corporation

If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the plan administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.